EXHIBIT 10.25

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of February 7, 2003, between BWAY Corporation, a Delaware corporation (the “Company”), and Jean-Pierre M. Ergas (“Executive”). The Company and Executive are referred to collectively herein as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Executive currently serves as the Chairman of the Board of Directors of the Company (the “Board”) and as its Chief Executive Officer pursuant to the Employment Agreement, dated as of January 1, 2000, by and between the Company and Executive, as amended by Amendment No. 1 thereto, dated as of January 1, 2002 (the “Employment Agreement”);

WHEREAS, the Company, BCO Holding Company (“Holding”) and BCO Acquisition, Inc., a wholly owned subsidiary of Holding (“Acquisition Sub”), have entered into an Agreement and Plan of Merger, dated as of September 30, 2002, which provides for, among other things, the merger of Acquisition Sub with and into the Company, with the Company as the surviving corporation (the “Merger Agreement”); and

WHEREAS, in connection therewith, the Company desires that Executive continue to serve as Chairman of the Board and Chief Executive Officer following the Closing Date (as defined in the Merger Agreement), and Executive desires to continue to provide such services to the Company, in each case, on the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Closing Date (the “Employment Date”) and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall be Chief Executive Officer of the Company or, with the Company’s consent, the Executive Chairman of the Company and, in each case, shall render such administrative and other executive services to the Company and its Subsidiaries as the Board may from time to time direct. Executive shall report directly to the Board and not to any other officer of the Company. During the Employment Period, the Company shall nominate, and use best efforts to re-elect, Executive to serve as a member of the Board and as Chairman of the Board. While Executive serves as the Company’s Chief Executive Officer, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity and except for non-executive directorships currently held by Executive as reflected in the Company’s Fiscal Year 2002 Proxy Statement or approved by the Board) to the business and affairs of the Company and its Subsidiaries. While Executive serves as the Company’s Executive Chairman, Executive shall devote his best efforts, and such business time and attention to the business and affairs of the Company and its Subsidiaries as the Board may from time to time direct. During the Employment Period, Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive’s principal place of employment shall be at the Company’s or its Subsidiaries’ offices in Chicago, Illinois. For purposes of this Agreement, “Subsidiaries” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3. Base Salary, Bonus and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $550,000 per annum or such higher rate as the Board designates from time to time (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Board shall review Executive’s performance in February 2004 and at the end of each twelve-month period thereafter during the Employment Period. Based on such review, the Board may, in its sole discretion, increase or decrease the Base Salary (but not below $550,000). Following the end of each fiscal year during the Employment Period, the Board may award the Executive a bonus under the Company’s Officer Incentive Plan for such year based on the Company’s performance, the amount of which will be determined by the Board in its sole judgment; provided that, Executive’s “target” under the Company’s Officer Incentive Plan shall be seventy percent (70%) of Base Salary. For the Company’s 2003 Fiscal Year, Executive’s target bonus under the Company’s Officer Incentive Plan shall be payable in accordance with the following table:

EBITDA ACHIEVED	BONUS PAYABLE
$59,000,000	1.0 x Target Bonus
$61,333,000	1.5 x Target Bonus
$63,666,000	2.0 x Target Bonus
$66,000,000	2.5 x Target Bonus

For each subsequent Fiscal Year during the Employment Period, the Compensation Committee of the Board (the “Committee”) shall determine the Company’s EBITDA objectives (in consultation with Executive) which, if achieved, will trigger an annual bonus payment to Executive under the Company’s Officer Incentive Plan.

(b) In addition to the Base Salary and any bonuses payable to Executive pursuant to Section 3(a), during the Employment Period, Executive shall be entitled to (i) receive 40% of the options available for grant under the BCO Holding Company Stock Incentive Plan (the “Plan”) (calculated as of the Employment Date), which shall be granted as of the Employment Date pursuant to the Plan and the form of Non-Qualified Stock Option Agreement approved by the Board of Directors of BCO Holding Company on or prior to the Employment Date, (ii) participate in all of the Company’s other employee benefit programs for which senior executive employees of the Company are generally eligible, and (iii) four (4) weeks of paid vacation each year.

(c) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, the Company shall reimburse Executive for Executive’s wife purchasing and utilizing five (5) round trip business class tickets to France for each year during the Employment Period.

4. Term.

(a) The Employment Period shall end on December 31, 2007; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s resignation for Good Reason (as defined below) or without Good Reason, death, permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time before or after such date for Cause (as defined below) or without Cause. Upon the expiration of the Employment Period, Executive shall become Non-Executive Chairman of the Company on such terms and conditions as the Parties may agree on or before such time; provided that, during the time Executive is Non-Executive Chairman, Executive shall continue to participate and vest in, and be deemed to be an employee for purposes of, all of the Company’s employee benefit programs in which Executive participate at the time the Employment Agreement expires. The expiration of the Employment Period shall not constitute a termination by the Company without Cause or permit Executive to resign for Good Reason.

(b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, in each case, prior to the expiration of the Employment Period, subject to the limitations set forth below, the Company shall (i) pay Executive his Base Salary in accordance with the Company’s normal payroll practices until the second anniversary of the date of such termination, (ii) pay Executive, to the extent not otherwise paid, his “target” bonuses in respect of Fiscal Year 2003 and the fiscal year in which his employment is terminated (or if his target bonuses have not yet been set for either of such fiscal years, an amount equal to 70% of his Base Salary at the date of termination in lieu of the “target” bonus for either such fiscal years), to be paid within ninety (90) days after the date of termination, (iii) reimburse Executive’s COBRA premium under the Company’s group health plan and dental plan (if any) on a monthly basis for the lesser of (A) the period in which Executive is eligible to receive such continuation coverage, or (B) eighteen (18) months (the “COBRA Period”), and (iv) upon expiration of the COBRA Period, procure individual medical and dental insurance policies for Executive on substantially similar terms as the coverage provided by the Company on the date of termination until the later of the second anniversary of the date of termination (such benefits as set forth in the preceding sub-clauses (i) - (iv) to be referred to as the “Separation Benefits”). In any event, the aggregate payments to Executive as a result of the termination of the Employment Period by the Company without Cause or by Executive for Good Reason shall not be less than the sum of his annual Base Salary, his “target” bonus for the fiscal year in question at the date of termination, and one year’s coverage under a medical and dental insurance policy. The amounts payable pursuant to this Section 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the period in which the Company is making such payments to Executive or, in the event the Employment Period is terminated as a result of Executive’s permanent disability or incapacity, by the amount Executive receives with respect to any Company disability policy. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. Executive has no obligation to seek employment during the period that he is receiving compensation pursuant to this Section 4(b).

The Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement; provided that, the Company’s obligation to provide the Separation Benefits to Executive shall be conditioned upon (i) Executive’s execution of a Separation and Release Agreement in a form acceptable to the Company whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) Executive’s compliance in all material respects with the provisions of Sections 5, 6, and 7 hereof. The Company’s obligation to provide the Separation Benefits to Executive shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject.

(c) Except as provided in Sections 11 and 12 below (to the extent applicable), if (i) the Employment Period is terminated by the Company for Cause, (ii) the Employment Period is terminated as a result of Executive’s death, (iii) the Employment Period expires, or (iv) Executive resigns and such resignation does not constitute a resignation for Good Reason (a “Voluntary Resignation”), then Executive (or, in the case of Executive’s death, Executive’s estate) shall be entitled to receive his Base Salary through the date of termination. In addition, in the event the Employment Period is terminated as a result of Executive’s death or retirement upon or after reaching age 65, or the Employment Period expires, Executive shall be entitled to receive a pro rata bonus for the year which includes the date of Executive’s termination, based on the Company’s performance through such date as determined by the Committee in its sole discretion, which shall be paid within 90 days after the date of Executive’s termination.

(d) Except as provided in Sections 4(b), 11 (to the extent due and payable by the Company pursuant to the terms hereof) and 12 (to the extent due and payable by the Company pursuant to the terms hereof), all of Executive’s rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination, except for benefits required by United States law.

(e) “Good Reason” shall mean, without Executive’s prior written consent (i) Executive is no longer Chief Executive Officer or Executive Chairman, or is asked to report other than directly to the Board, (ii) a significant reduction by the Company of Executive’s Base Salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member proportionately (after receipt by the Company or such Subsidiary of written notice and the expiration of a 30-day cure period), (iii) the assignment to Executive of duties and responsibilities which are significantly different from, and that result in a substantial diminution of, the duties and responsibilities that he has on the Employment Date (other than in connection with Executive becoming Executive Chairman of the Company), (iv) the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided Executive under the Company’s accident, disability, life insurance and any other employee benefit plans in which Executive was participating on the date of execution of this Agreement, other than any such reduction which is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member proportionately or (C) generally applicable to all beneficiaries of such plans (after receipt by the Company or such Subsidiary of written notice and a 30-day cure period), (v) Executive resigns as a result of any other material breach of this Agreement by the Company which is not cured by the Company within 30 days after Executive delivers written notice of such breach to the Board, (vi) the Company terminates the Employment Period as a result of the permanent disability or incapacity of Executive pursuant to Section 4(a)(i) above, (vii) the shareholders of the Company fail to elect (or remove) Executive as a member of the Board during the Employment Period or the Board fails to elect (or removes) Executive as Chairman of the Board during the Employment Period, (viii) the Company requiring Executive to be based anywhere other than within 25 of the city limits of Chicago, Illinois, except for travel reasonably required by the Company. For the avoidance of doubt, Executive shall not have Good Reason to terminate Executive’s employment if Executive resigns as Chief Executive Officer with the Company’s consent to become Executive Chairman of the Company, and such resignation shall not constitute a termination for Good Reason for purposes of the Change of Control Agreement, dated as of August 30, 2001, between the Company and Executive, as amended by Amendment No. 1 thereto, dated as of January 1, 2002.

(f) “Cause” shall mean (i) a material breach of this Agreement by Executive, (ii) the conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude, (iii) conduct which, if known to the general public, would likely bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iv) substantial and repeated failure to perform duties as reasonably directed by the Board or (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

5. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Nothing herein shall prevent Executive from making (i) any disclosure that is required by applicable law or the order of a court of competent jurisdiction, or (ii) any disclosure, in good faith, to properly fulfill Executive’s duties under this Agreement (including, but not limited to, in connection with treasury and investor relations functions). Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company or any Subsidiary which he may then possess or have under his control.

6. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s and it’s Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and the Subsidiaries and that his services will be of special, unique and extraordinary value to the Company and the Subsidiaries. Therefore, Executive agrees that, during the Employment Period and during the period that Executive is receiving compensation pursuant to Section 4(b) (but in no event for a period of less than eighteen months after the termination of the Employment Period, whether or not Executive is receiving compensation pursuant to Section 4(b)) (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any management or professional level employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any such employee thereof, (ii) hire any person who was such an employee of the Company or any Subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

8. Enforcement. If, at the time of enforcement of Section 5, 6 or 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10. Indemnification of Executive. The Company shall indemnify and hold harmless Executive from all losses and claims incurred in connection with any actions taken by Executive in his capacity as an officer or director of the Company or any of its Subsidiaries in accordance with, and to the fullest extent permitted under, Delaware General Corporation Law as in effect from time to time.

11. Supplemental Retirement Benefit.

(a) Eligibility. If the Executive’s employment with the Company terminates for any reason other than for Cause (the effective date of such termination hereinafter referred to as the Executive’s “Retirement Date”) and Executive fully complies with Sections 7(a) and 7(b) hereof, the Executive shall be entitled to receive a monthly supplemental retirement benefit for services rendered to the Company, the amount of which shall be determined in accordance with this Section 11.

(b) Amount. The amount of the monthly supplemental retirement benefit payable to the Executive shall be equal to 1/12th of Executive’s Base Salary, multiplied by a percentage multiplier determined as follows based on the age of the Executive on the Retirement Date:

Age of Executive on Retirement Date:	Monthly Supplemental Retirement Benefit Amount Percentage Multiplier:

67 and thereafter	35%

66	30%

65	25%

64	20%

63	15%

Age of Executive on Retirement Date:	Monthly Supplemental Retirement Benefit Amount Percentage Multiplier:

62	10%

(c) Commencement and Duration. Payment of the Executive’s monthly supplemental retirement benefit shall commence as of the first day of the calendar month that begins coincident with or immediately after later of (i) the date on which the Executive attains the age of 67, and (ii) the Retirement Date. Monthly payments shall continue to be made to the Executive as of the first day of each subsequent month, with the last payment to be made for the month during which the Executive’s death occurs.

(d) Acceleration. Notwithstanding anything to the contrary in this paragraph 11, in the event that the Employment Period is terminated by the Company without Cause, by Executive for Good Reason, because of the Executive’s permanent disability or incapacity, or by the Executive’s resignation after a Change in Control (as defined in the Plan) occurring after the Employment Date, Executive shall be entitled to the maximum monthly retirement payment (as if he were 67 or older on such Retirement Date) provided for in paragraph 11(b) above commencing with the month that begins immediately after the month in which Executive’s right to payments pursuant to paragraph 4(b) hereof terminates.

12. Surviving Spouse Benefit.

(a) Eligibility. In the event the Executive’s current spouse survives the Executive (the “Surviving Spouse”), she shall be entitled to receive a monthly death benefit as described in this Section 12.

(b) Amount. The amount of the monthly death benefit payable to the Surviving Spouse shall be equal to fifty percent (50%) of the monthly retirement payment that the Executive was receiving (if any) at the time of his death under Section 11 or was entitled to receive upon his death under Section 11.

(c) Commencement and Duration. Payment of the Surviving Spouse’s monthly death benefit shall commence as of the first day of the calendar month that begins immediately after Executive’s date of death. Monthly payments shall continue to be made to the Surviving Spouse as of the first day of each subsequent month, with the last payment to be made for the month during which the Surviving Spouse’s death occurs.

13. General Provisions.

(a) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company:

BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

Telephone: 770/645-4829

Attention: Chief Financial Officer

If to Executive:

Mr. Jean-Pierre Ergas

875 N. Michigan Avenue, Suite 1418

Chicago, IL 60611

Telephone: 312/649-9460

with copies to:

BCO Holding Company

c/o Kelso & Company, L.P.

320 Park Avenue

New York, New York 10022

Telephone: 212/751-3939

Attention: James J. Connors, II, Esq.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(b) Legal and Accounting Fees. The Company shall pay or reimburse Executive for all of Executive’s reasonable and actual legal and accounting fees and disbursements in connection with the negotiation and preparation of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

(e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, heirs, executors, administrators and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(i) Survival. Sections 5, 6, 7, 8, 10, 11, 12 and 13 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

(j) Arbitration. Executive shall execute the Company’s form arbitration agreement.

– Signature page follows –

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BWAY CORPORATION

By:	/S/ KEVIN C. KERN
Name: Kevin C. Kern Title: Chief Financial Officer

/S/ JEAN-PIERRE ERGAS

Jean-Pierre Ergas